Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
News Release

Teledyne Acquires
RD Instruments, Inc.
LOS ANGELES – August 29, 2005 – Teledyne Technologies Incorporated (NYSE:TDY) announced today that its subsidiary, Teledyne Investment, Inc., has completed the acquisition of RD Instruments, Inc., for approximately $37.0 million. RD Instruments (RDI) designs and manufactures state-of-the-art acoustic Doppler instrumentation. Located in San Diego, Calif., the business will operate as Teledyne RD Instruments, Inc.
Teledyne funded the acquisition primarily from borrowings under its $280 million credit facility arranged with a syndicate of banks. RD Instruments had sales of approximately $29.0 million for its fiscal year ended December 31, 2004.
“The acquisition of RD Instruments complements Teledyne’s existing businesses in multiple market segments,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne Technologies. “For example, both RD Instruments and Teledyne Geophysical Instruments employ ultrasonic transducers to sense signals in water. Teledyne’s existing lines of hydrophone arrays focus on passive detection primarily for the petrochemical exploration market, while RD Instruments is a leader in active acoustic transmission and reception for oceanographic, environmental and military applications. RDI’s Acoustic Doppler Current Profilers perform precise measurement of currents at varying depths in oceans and rivers, and its Doppler Velocity Logs are used for navigation of civilian and military surface ships, unmanned underwater vehicles and U.S. Navy divers.
“Furthermore, both RDI and Teledyne Isco manufacture ultrasonic instruments that measure the flow rate of wastewater. The combination of Teledyne’s cost-effective instruments and software with RDI’s products, which provide the highest accuracy for large pipes, will permit Teledyne to offer a more complete portfolio of flow measurement solutions to our customers.”
Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to the Company’s earnings and a potential acquisition. Actual results could differ materially from these forward-looking statements. Many factors, including the Company’s ability to integrate the acquired product lines and achieve anticipated synergies, could change anticipated results.

Investor Contact:	Jason VanWees (310) 893-1642

Media Contact:	Robyn McGowan (310) 893-1640